EXHIBIT 15.2

April 28, 2015

Youku Tudou Inc.

11/F, SinoSteel Plaza

8 Haidian Street, Haidian District

Beijing 100080

The People’s Republic of China

Ladies and Gentlemen,

We consent to the reference to our firm under the heading “Risk Factors” in “Item 3: Key Information” in Youku Tudou Inc.’s Annual Report on Form 20-F for the year ended December 31, 2014 which will be filed with the Securities and Exchange Commission in the month of April 2015, and further consent to the incorporation by reference of the summaries of our opinions under these captions into Youku Tudou Inc.’s registration statements on Form S-8 (File No. 333-184093 and No. 333-171454) that was filed on December 29, 2010 and September 25, 2012, respectively.

Yours faithfully,

/s/ TransAsia Lawyers